United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use by the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

SWS Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SWS GROUP, INC.

Notice of Annual Meeting

and Proxy Statement

October 3, 2013

Dear Stockholder:

The 2013 annual meeting of stockholders of SWS Group, Inc. will be held at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270, at 9:00 a.m., local time, on Thursday, November 14, 2013. The following pages include the notice of annual meeting of stockholders and the proxy statement describing the business to be transacted at the meeting.

We are pleased to furnish our proxy materials to you primarily via the Internet. Instead of mailing printed copies of the proxy materials to each stockholder, we are mailing a Notice of Internet Availability of Proxy Materials, which contains instructions on (i) how to access your proxy materials, (ii) how each stockholder can receive a paper copy of the proxy materials, including our notice of annual meeting of stockholders, proxy statement, annual report and a form of proxy card and (iii) how to access your proxy card to vote through the Internet or by telephone or mail if you receive a paper copy of the proxy materials. We believe this process will expedite your receipt of proxy materials, lower the cost of the annual meeting and help to conserve natural resources.

At the annual meeting, we will be reporting on our activities and operations during the past fiscal year, and you will have an opportunity to ask questions about our operations. We hope you will attend the annual meeting personally and, if so, we look forward to seeing you. Whether or not you expect to be present, please promptly vote and submit your proxy by following the instructions provided on the Notice of Internet Availability of Proxy Materials. If you do attend the annual meeting, you may, of course, withdraw your proxy and vote in person.

On behalf of our Board of Directors and our management, we would like to thank you for your continued support and confidence.

Sincerely yours,

James H. Ross

President and Chief Executive Officer

Enclosure

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 14, 2013

We will hold the 2013 annual meeting of stockholders of SWS Group, Inc. on Thursday, November 14, 2013, at 9:00 a.m., local time, at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270.

At the meeting, we will ask you to consider and vote on the following proposals:

1.	the election of 10 directors to serve until the next annual meeting;

2.	the advisory approval of the company’s executive compensation;

3.	the ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 30, 2014; and

4.	the transaction of such other business that may properly come before the meeting or any adjournment or postponement thereof.

If you were a stockholder at the close of business on September 13, 2013, you are entitled to receive notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the annual meeting will be available for examination at the company’s principal executive offices for a period of 10 days prior to the annual meeting. This list of stockholders will also be available for inspection at the annual meeting and may be inspected by any stockholder for any purpose germane to the annual meeting.

It is important that your shares be represented at the annual meeting. For that reason, even if you plan to attend the meeting, we ask that you please promptly vote and submit your proxy by following the instructions on the Notice of Internet Availability of Proxy Materials. If you received a paper copy of the proxy materials by mail, you may follow the instructions provided on the Notice of Internet Availability of Proxy Materials to vote by telephone, mail or the Internet. If you attend the annual meeting, you may revoke your proxy and vote in person. To help us prepare for your attendance at the annual meeting, we ask that you indicate on your proxy card whether you plan to attend the meeting.

By Order of the Board of Directors,

Allen R. Tubb

Executive Vice President, General Counsel and Secretary

Dallas, Texas

October 3, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 14, 2013: The proxy statement and annual report to stockholders are available at http://materials.proxyvote.com/78503N.

SWS GROUP, INC.

1201 Elm Street, Suite 3500

Dallas, Texas 75270

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 14, 2013

For purposes of this proxy statement, references to “we,” “us,” “our,” “SWS” and the “company” mean SWS Group, Inc. collectively with all of its subsidiaries.

We are providing this proxy statement and the accompanying notice of annual meeting of stockholders in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2013 annual meeting of stockholders to be held at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270, on Thursday, November 14, 2013 at 9:00 a.m. local time, and at any adjournments or postponements thereof.

On or about October 3, 2013, we began mailing the Notice of Internet Availability of Proxy Materials to all stockholders of record at the close of business on September 13, 2013, the record date for the annual meeting. If you received more than one Notice of Internet Availability of Proxy Materials, your shares may be held in more than one account.

At the annual meeting, our stockholders will be asked to consider and vote on the following proposals:

•	the election of 10 directors to serve until the next annual meeting;

•	the advisory approval of the company’s executive compensation;

•	the ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 30, 2014; and

•	the transaction of such other business that may properly come before the meeting or any adjournment or postponement thereof.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

All stockholders of record at the close of business on September 13, 2013 are entitled to vote on the matters presented at the annual meeting or any adjournment or postponement thereof. At the close of business on September 13, 2013, there were 33,076,003 shares of our common stock issued and outstanding and entitled to vote. Each stockholder will have one vote for each share of our common stock owned of record at the close of business on September 13, 2013.

Election of Directors

Votes may be cast in favor of, or withheld from, a director nominee. Votes that are withheld from any director nominee will be counted in determining whether a quorum is present but will not affect the outcome of the vote.

Assuming a quorum is present (that is, the holders of a majority of the issued and outstanding shares of common stock entitled to vote are present in person or represented by proxy), director nominees must receive the affirmative vote of a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in order to be elected to the Board. A plurality means receiving more votes than any opposing candidate regardless of whether any candidate receives a majority of the votes cast.

In the election of directors, stockholders are not entitled to cumulate their votes or vote for a greater number of persons than the number of director nominees named in this proxy statement.

Other Matters

The approval of any matter other than the election of directors that may properly come before the annual meeting will be determined by the affirmative vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote, assuming a quorum is present.

Stockholder Voting

In addition to voting at the annual meeting, you may vote over the Internet at http://materials.proxyvote.com/78503N, or if you requested paper copies of the proxy materials, you may vote by telephone or by mail, as indicated on the Notice of Internet Availability of Proxy Materials. If you attend the annual meeting, you may, of course, withdraw your proxy and vote in person. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your name and you plan to vote your shares in person at the annual meeting, you should contact your bank, broker or holder of record to obtain a legal proxy and bring it to the annual meeting in order to vote. If you receive more than one set of proxy materials, then your shares may be held in more than one account. Please vote all of your shares.

If you vote by proxy, the individuals named in the proxy (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted (1) for or withheld from all, some or none of the nominees for director; (2) for, against or abstain from the advisory approval of the company’s executive compensation and (3) for, against or abstain from the ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 30, 2014. If you vote by proxy without indicating any instructions, your shares will be voted:

•	FOR the election of the 10 nominees for directors;

•

FOR the approval, on an advisory basis, of the compensation of our named executive officers, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related tabular and narrative disclosures; and

•	FOR the ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 30, 2014.

We do not anticipate that any other matters will come before the annual meeting, but if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

Quorum Requirement

A quorum is necessary to hold a valid annual meeting. If stockholders holding a majority of all the shares of common stock entitled to vote at the meeting are present in person or by proxy, a quorum will exist. If you have returned valid proxy instructions or attend the annual meeting in person, your common stock will be counted for the purpose of determining whether a quorum is present for the meeting, even if you abstain from voting on some or all matters introduced at the annual meeting. Broker non-votes are also counted as present for purposes of establishing a quorum at the annual meeting. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Abstentions

Any stockholder who is present at the annual meeting, either in person or by proxy, who abstains from voting, will still be counted for purposes of determining whether a quorum exists for the meeting. An abstention will not be counted as an affirmative or negative vote in the election of directors and will have no effect on the outcome of the vote with respect to this proposal. However, the proposal related to the advisory approval of the company’s executive compensation and the ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 30, 2014 each must be approved by the affirmative vote of a majority of the votes cast by the stockholders present, in person or represented by proxy, and entitled to vote on such matters. As a result, an abstention with respect to any of these two proposals will be counted as present for purposes of determining the presence of a quorum and will have no effect on the outcome of the vote with respect to these proposals.

Voting Procedures: Broker “Non-Votes”

Each stockholder of record is entitled to one vote for each share registered in the stockholder’s name with respect to each matter to be voted on at the meeting. A “stockholder of record” is a person or entity that holds shares on the record date that are registered in that stockholder’s name on the records of the company’s transfer agent. A person or entity that holds shares through a broker, bank or other nominee is considered a “beneficial owner” of the shares.

If your shares are held in a brokerage account and you do not vote, your brokerage firm could:

•	vote your shares, if permitted by applicable rules; or

•	leave your shares unvoted.

Under applicable rules, brokers who hold shares on behalf of a beneficial owner have the authority to vote on routine matters. However, brokers do not have the authority to vote on non-routine matters unless they have received voting instructions from the beneficial owners. Please note that brokers may not vote your shares on the election of directors, or the advisory approval of the company’s executive compensation in the absence of your specific instructions. Please provide instructions to your broker regarding the voting of your shares on each of these proposals.

Broker non-votes are considered present for purposes of determining the existence of a quorum for the meeting, but with respect to a non-routine matter, broker non-votes will not be counted in determining the number of votes cast for that proposal. Therefore, broker non-votes will not impact the outcome of the election of directors or the advisory approval of the company’s executive compensation.

Householding

U.S. Securities and Exchange Commission (“SEC”) rules and Delaware law permit us to mail the Notice of Internet Availability of Proxy Materials in one envelope to all stockholders residing at the same address if certain conditions are met. This is called householding and can result in savings of paper and mailing costs. SWS Group, Inc. uses householding for all Notices of Internet Availability of Proxy Materials mailed to stockholders.

If you choose not to household, you should send a written request (including your name and address) within 60 days after the mailing of the Notice of Internet Availability of Proxy Materials to our Corporate Secretary at the address below. In addition, if you choose to continue householding but would like to receive an additional copy of the Notice of Internet Availability of Proxy Materials, or a copy of our annual report or proxy statement for members of your household, you may contact SWS Group, Inc., Attn: Corporate Secretary, 1201 Elm Street, Suite 3500, Dallas, Texas 75270 or by calling (214) 859-6629. We will promptly deliver upon written or oral request a separate copy of the proxy statement or Notice of Internet Availability of Proxy Materials at a household to which a single copy of the Notice of Internet Availability of Proxy Materials was delivered. Stockholders residing at the same address who are receiving multiple copies of our Notice of Internet Availability of Proxy Materials or the proxy statement and annual report may request householding in the future by contacting our Corporate Secretary at the address or phone number set forth above.

Revocability of Proxies

You may revoke your proxy at any time before the annual meeting for any reason. To revoke your proxy before the meeting, please deliver a later dated proxy or written instruction to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270. You may also come to the annual meeting and change your vote in writing. Merely attending the annual meeting does not revoke your proxy.

Expenses

This proxy solicitation is made by the Board on behalf of the company. We will bear all expenses in connection with this solicitation, including the cost of preparing, printing and mailing proxy materials. Proxies may be solicited by directors, officers and other employees, by Internet, telephone or otherwise, without additional compensation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common stock and will reimburse those brokerage firms, nominees, custodians and fiduciaries and our transfer agent for their reasonable out-of-pocket expenses incurred in forwarding such materials.

Internet Availability of Proxy Materials

Under the rules of the SEC, we are furnishing proxy materials to stockholders primarily through the Internet instead of mailing printed copies of those materials to each stockholder. On or about October 3, 2013, we mailed to stockholders (other than those who had previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including the proxy statement and our annual report. The Notice of Internet Availability of Proxy Materials also instructs you how to access the proxy card to vote through the Internet.

This process is designed to expedite the receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. However, if you prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive the company’s proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

OUR COMPANY

We are a diversified financial services holding company focused on delivering a broad range of investment banking, commercial banking and related financial services to corporate, individual and institutional investors, broker/dealers, governmental entities and financial intermediaries. SWS Group, Inc. is a Delaware corporation that was incorporated in 1972. Our principal executive offices are located at 1201 Elm Street, Suite 3500, Dallas, Texas 75270. Our telephone number is (214)  859-1800 and our company website is www.swsgroupinc.com.

CORPORATE GOVERNANCE

General

We manage our business under the direction of the Board. The Board meets at least quarterly during the year to establish strategies and polices for the company, to review significant developments and to act on matters requiring Board approval. The Board held six meetings during fiscal 2013. Each director attended at least 80% of the Board and committee meetings in fiscal 2013, during the period each director served.

The Board has a practice of separating the offices of Chairman and Chief Executive Officer (“CEO”) to ensure the Chairman is independent from management. The Board believes it is important to maintain flexibility in the Board leadership structure and has had different leadership structures in place in the past depending on the company’s needs at the time but firmly supports having the Chairman role separate from the role of CEO at this time. On March 1, 2012, the Board adopted and approved certain amendments to our by-laws that did not require stockholder approval and, among other things, separated the offices of the Chairman of the Board and the CEO, added a description of the duties of the Chairman of the Board and revised the description and duties of the CEO.

We have a Nominating/Corporate Governance Committee that considers and recommends candidates for Board vacancies, actively recruits qualified candidates, reviews and makes recommendations regarding committee assignments and committee structure, and assists the Board in developing and implementing corporate governance practices and policies.

The Board has adopted a comprehensive set of Corporate Governance Guidelines that address a number of important governance issues, including director independence, as well as matters such as criteria for Board membership, expectations regarding attendance and participation at meetings, committee responsibilities, management succession planning, and annual Board self-evaluation. We have published these guidelines on the Corporate Governance page of our website, which can be accessed at www.swsgroupinc.com. In addition, a copy of our guidelines may be obtained free of charge, upon written request to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

Director Independence and Related Matters

The Board is comprised of a majority of directors who qualify as “independent,” as defined in the listing standards of the New York Stock Exchange (the “NYSE”). In determining independence, the Board affirmatively determines on an annual basis whether any director has a “material relationship” with the company that would impair the director’s independence from management. When assessing the “materiality” of a director’s relationship with the company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation.

The Board has affirmatively determined that the following members of the Board are “independent,” as defined in the NYSE’s listing standards and the rules of the SEC, and that no material relationship exists between the company and each listed director outside their service as a member of the Board: Brodie L. Cobb, J. Taylor Crandall, Christie S. Flanagan, Gerald J. Ford, Larry A. Jobe, Tyree B. Miller and Joel T. Williams III. In making its determination, the Board considered the transactions with certain related persons disclosed in the section entitled “Certain Relationships and Related Transactions” in this proxy statement.

The non-management directors of the Board meet in executive session during each of the Board’s regularly scheduled meetings without any management directors and any other members of management present.

Committees of the Board of Directors

The Board has implemented formal charters setting forth the powers and responsibilities of each of the Audit, Compensation and Nominating/Corporate Governance Committees. The current copies of all three charters may be accessed on the Corporate Governance page of our website at www.swsgroupinc.com. In addition, a copy of each charter may be obtained free of charge, upon written request to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

Compensation Committee: The Compensation Committee is comprised of three non-employee directors, each of whom is “independent,” as independence is defined in the NYSE’s listing standards. The Compensation Committee determines the salaries of our executive officers, assists in determining the salaries of other personnel, oversees the grant of awards under our restricted stock plan and performs other similar functions. The Compensation Committee may form and delegate its authority to subcommittees, when appropriate. The Compensation Committee held five meetings during fiscal 2013 and was comprised of Messrs. Cobb (chairman), Flanagan, and Jobe. In fiscal 2013, each committee member attended all committee meetings that occurred during his term.

Audit Committee: The Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit

Committee is comprised of four non-employee directors, each of whom is “independent,” as independence is defined in the NYSE’s listing standards and applicable SEC rules. The Audit Committee assists the Board in monitoring the integrity of our financial statements, our independent accountant’s qualifications and independence, the performance of our internal audit function and our compliance with legal and regulatory requirements, and facilitating our enterprise risk management framework. The Audit Committee held seven meetings during fiscal 2013 and was comprised of Messrs. Jobe (chairman), Flanagan, Miller and Williams. In fiscal 2013, each committee member attended at least 85% of all committee meetings that occurred during his term. The Board has determined that Mr. Jobe is an “audit committee financial expert” as defined by applicable SEC rules.

The responsibilities of the Audit Committee include appointing and engaging an independent registered public accounting firm. Additionally, and as appropriate, consulting with our management, our internal audit personnel and the independent accountants, the Audit Committee reviews, evaluates, discusses and reports on:

•	the plan for, and the independent accountants’ report on, each audit of our financial statements;

•	regulatory matters that may have a material impact on our financial statements and our compliance policies;

•	the appropriateness of our accounting policies, changes in accounting principles and their impact on our financial statements; and

•	policies with respect to risk assessment and risk management.

In fiscal 2013, the Audit Committee reviewed and approved its formal charter, which sets forth the powers and responsibilities of the Audit Committee.

Nominating/Corporate Governance Committee: The Nominating/Corporate Governance Committee is comprised of four non-employee directors, each of whom is “independent,” as independence is defined in the NYSE’s listing standards. The Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to serve as members of the Board, recommending to the Board qualified director nominees to be proposed for election at the annual meeting of stockholders, recommending to the Board directors to be appointed to the various committees of the Board and developing and recommending to the Board effective corporate governance practices and policies. The Nominating/Corporate Governance Committee held six meetings during fiscal 2013 and was comprised of Messrs. Crandall, Ford, Miller and Williams (chairman). In fiscal 2013, each committee member attended all of the committee meetings that occurred during his term.

The Nominating/Corporate Governance Committee reviews the composition of the Board and whether the addition of directors with particular experience, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy or it is determined that a director possessing particular experience, skills, or characteristics would make the Board more effective, the Nominating/Corporate Governance Committee initiates a search. As a part of the search process, the committee may consult with other directors and members of management, and may hire a search firm to assist in identifying and evaluating potential candidates. The Nominating/Corporate Governance Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. When considering a candidate, the Nominating/Corporate Governance Committee reviews the candidate’s experience, skills, and characteristics. Specifically, candidates should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Our Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group that collectively can best serve the long-term interest of our employees, customers, and stockholders.

While there is no formal Board policy with regards to diversity, the Board considers diversity in terms of experience, gender, ethnicity, color and age, with the goal of obtaining diverse perspectives. The Board’s primary consideration is to identify candidates with the background, experience, and skills that will best fulfill the Board’s and our needs each year and at any time a search is being conducted. Therefore, the Board does not believe it is appropriate to either nominate or exclude from nomination an individual based solely on gender, ethnicity, color, age, or similar factors.

The Nominating/Corporate Governance Committee considers director nominees recommended by our stockholders within a reasonable time prior to the annual meeting. Pursuant to our restated by-laws, any stockholder who wishes to submit a business proposal and/or nomination must include certain information relating to such stockholder (and the beneficial owner, if any, on whose behalf the business proposal or nomination is being made), the business, if any, proposed to be brought before the meeting, and the director nominee, if any, being submitted for election to our Board. Our restated by-laws also set forth a time period during which such notice must be delivered. Stockholders wishing to submit such a recommendation should send the director nominee’s name, business and management experience, and all other required information regarding the director nominee to the Nominating/Corporate Governance Committee, c/o SWS Group, Inc., Attn: General Counsel, 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

Board Oversight of Business Risk

Our management is primarily responsible for managing our business risk. Management manages business risk primarily through risk management committees assigned to oversee specific areas of risk. The Board’s oversight of major risks occurs at both the full Board level and the Board committee level. The Board and its committees use the following procedures to monitor and assess risks:

The Board: In an effort to assist the company in managing enterprise risk and at the Board’s request, in 2010, the company engaged a firm to perform an analysis of the company’s enterprise risk management process. During fiscal 2011, based on the Board’s recommendations, we initiated a formal enterprise risk management program and formed a management committee. Enterprise risk is viewed as the threat from an event, action or loss of opportunity that, if it occurs or has occurred, may adversely affect any, or any combination of, our company objectives, business strategies, business model, regulatory compliance, reputation and existence. The committee works with our various departments and committees to manage our enterprise risk management program and reports the results of this work to the Audit Committee of the Board on a quarterly basis. During fiscal 2013, we hired a full time risk process manager who serves as the primary liaison with our risk management consultants. We continue to utilize consultants to improve risk management processes, procedures and reporting.

The CEO, members of senior management, and other personnel and advisors, as requested by the Board, report on our financial and operating strategies, as well as related risks, at regular meetings of the Board. Based on these reports, the Board requests follow-up data and presentations to address its specific concerns and recommendations. As necessary, information from the risk committee is provided to the Board.

The Audit Committee: In accordance with the requirements of the NYSE, the Audit Committee assists the Board with its oversight responsibilities by discussing our major financial risk exposures, its policies with respect to risk assessment and risk management, and the steps management takes or has taken to monitor and control or mitigate financial and regulatory risk exposures. The Audit Committee discusses with our management, as well as our Internal Audit Department (including in executive sessions), our policies with respect to risk assessment and risk management and advises management on its risk assessment approach and its prioritization of risks. The Audit Committee also receives regular reports on, and assessments of, our internal control over financial reporting from our Internal Audit Department and members of management responsible for disclosure controls. In addition, the Audit Committee receives the independent auditor’s assessment of our internal controls and financial risks, which includes the independent auditor’s report on its procedures for identifying fraud, including procedures for the submission of anonymous reports. At each of its regular meetings, the Audit Committee also receives management reports regarding specific areas of financial risk and discusses strategies to mitigate enterprise risk.

The Nominating/Corporate Governance Committee: The Nominating/Corporate Governance Committee receives updates and advice from management and outside advisors regarding our procedures for complying with corporate governance regulations, as well as with respect to our governance structure. This committee also reviews the company’s Corporate Governance Guidelines at least annually to provide effective governance. The Nominating/Corporate Governance Committee also assists the Board with its annual review of succession planning.

The Compensation Committee: The Compensation Committee receives management updates and advice on the advisability of our compensation practices. The Compensation Committee is aware of the need to routinely assess our compensation policies and practices as they relate to our risk management and how our compensation policies and practices affect risk taking by our employees. The Compensation Committee has determined that the compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our financial position and results of operations.

The Compensation Committee has the authority to retain a compensation consultant to assist in the evaluation of executive officer and Board compensation. In October 2011, the Compensation Committee retained Mercer (US) Inc. (“Mercer”), to serve as the Compensation Committee’s outside compensation consultant. Mercer was asked by the Compensation Committee to conduct a competitive compensation assessment and review incentive compensation programs and recommend enhancements where appropriate. Mercer was retained after the Compensation Committee completed its initial decision making on fiscal 2012 compensation. However, Mercer did make transitional recommendations regarding the deferral period for cash incentive awards and a one-time restricted stock award that were adopted by the Compensation Committee during fiscal 2012. In addition, Mercer provided recommendations for a new executive compensation plan that was implemented in fiscal 2013.

The Compensation Committee annually reviews the performance, independence and related fees paid to its compensation consultants and concluded that its current compensation consultant, Mercer, is independent.

The Compensation Committee used the information provided by Mercer to inform, as opposed to determine, the Compensation Committee’s decisions for fiscal 2013 and to assist it in applying a long-term approach for the company’s compensation programs. While the Compensation Committee relies heavily on the information provided by the outside compensation consultant, its decisions are ultimately made on its own assessment of the information provided to it in the context of the totality of the company’s circumstances at any given point in time. Additional details regarding the work performed by Mercer as well as the Compensation Committee’s related determinations can be found in the “Compensation Discussion and Analysis” section of this proxy statement.

Board Attendance at Annual Meetings

Although we do not have a formal policy that requires Board members to attend the annual meeting of stockholders, attendance is encouraged and all of our directors attended the 2012 annual meeting.

Communications with the Board

Stockholders and interested parties may communicate directly with the Board, including non-management members of the Board. All communications to the Board should be directed to our Corporate Secretary and should prominently indicate on the outside of the envelope that the communication is intended for a specific member of the Board or the non-management members of the Board as a group. Each communication intended for the Board and received by the Corporate Secretary will be promptly forwarded to the specified party following its clearance through normal security procedures. The communications will be opened for the purpose of ensuring that matters are handled timely and expeditiously. The address for communications with the Board is as follows: Corporate Secretary, SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

Code of Business Conduct and Ethics

We have adopted a corporate Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our directors and employees. The Code of Ethics is intended to promote:

•	honest and ethical conduct;

•	avoidance of conflicts of interest;

•	full, fair, accurate, timely, and understandable disclosure in the reports and documents that we file with, or submit to, the SEC and in all other public communications made by us;

•	compliance with applicable governmental laws, rules, and regulations;

•	prompt internal reporting of violations of the Code of Ethics; and

•	accountability for adherence to the Code of Ethics.

The Code of Ethics is a product of our commitment to honesty. You may access the Code of Ethics on the Corporate Governance page of our website at www.swsgroupinc.com. In addition, a copy of the Code of Ethics may be obtained free of charge, upon written request to our Corporate Secretary at SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270. Any amendments to the Code of Ethics and any waivers that are required to be disclosed by the rules of the SEC and the NYSE will be posted on our corporate website.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees For Director

Our Board has nominated the persons listed below for election to the Board. On July 29, 2011, we entered into a $100.0 million Credit Agreement (the “Credit Agreement”) with Hilltop Holdings Inc. (“Hilltop”), Oak Hill Capital Partners III, L.P. (“OHCP”) and Oak Hill Capital Management Partners III, L.P. (“OHCMP” and, together with OHCP, “Oak Hill” and, collectively with Hilltop, the “Investors”). This transaction is discussed in more detail in the section of this proxy statement entitled “Certain Relationships and Related Transactions.” In conjunction with our entry into the Credit Agreement, we also entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with Hilltop and Oak Hill that provided, among other things, each of these Investors with the right to designate one representative to our Board for so long as Hilltop or Oak Hill, as applicable, continues to beneficially own 9.9% or more of our outstanding common stock. Pursuant to this right, our Board elected Mr. Gerald J. Ford and Mr. J. Taylor Crandall as directors of the company effective July 29, 2011. Messrs. Ford and Crandall are being nominated for re-election to the Board at the 2013 annual meeting in accordance with the Investor Rights Agreement. Other than the Investor Rights Agreement, there are no arrangements or understandings between any nominee and any other person pursuant to which any nominee was selected.

James H. Ross (age 63)

Mr. Ross has served as a director since August 2010. Mr. Ross is the President and CEO of SWS Group, Inc. and has served in that capacity since October 28, 2010. Mr. Ross served as interim CEO from August 18, 2010 to October 28, 2010. He previously served as Executive Vice President since November 2004 and, in September 2007, was elected President and CEO of Southwest Securities, Inc. (“Southwest Securities”). Mr. Ross served as the Director of the Private Client Group at Southwest Securities from March 2004 to March 2008. He served as CEO of SWS Financial Services, Inc. from March 2004 to April 2011. Mr. Ross came to Southwest Securities in 2004 to head the Private Client Group’s brokerage office in Dallas, Texas. Prior to coming to Southwest Securities, Mr. Ross was with UBS Paine Webber, where, from April 1991 to December 2003, Mr. Ross held various positions ranging from financial advisor to branch manager. He began his securities industry career in 1975. The Board concluded that Mr. Ross should serve as a director of the company for the following reasons: (i) he has broad and extensive experience in the securities industry and its regulatory environment; (ii) he has successfully managed our principal broker/dealer subsidiary including the management of senior level staff and profit centers and (iii) he also has significant experience with sales and marketing, strategic planning and mergers and acquisitions.

Robert A. Buchholz (age 53)

Mr. Buchholz has served as a director since May 2008. Mr. Buchholz is the Chief Financial Officer of the Episcopal School of Dallas, an independent school serving Pre-Kindergarten to 12th grade students. He has served in that capacity since October 2011. Mr. Buchholz is Chairman of the Board and founder of Town Center Holdings, Inc. in Dallas, Texas. Town Center Holdings, Inc. is the former parent company of Town Center Bank. Town Center Bank merged with Independent Bank of McKinney, Texas on July 30, 2010. Before organizing Town Center Bank in 2003, Mr. Buchholz was a practicing attorney in North Carolina. Prior to entering the legal field, Mr. Buchholz served as an officer of Southwest Securities Group, Inc. (now SWS Group, Inc.) in Dallas from 1985 to 1995, advancing to President and serving as a member of the Board. He is also a former certified public accountant. Mr. Buchholz is a director of Blue Sky Technologies, Inc. He is a member of the Business Honors Program Advisory Council of the University of Texas at Austin. The Board concluded that Mr. Buchholz should serve as a director of the company for the following reasons: (i) his prior role as Chairman and founder of Town Center Bank allows him to assist the Board with the oversight of our bank and its interaction with various regulators; (ii) as a former director and executive officer of the company, he is well versed in the business of our broker/dealer and its oversight by multiple regulators; (iii) he brings both legal and accounting expertise to the Board from his prior professional experience as an attorney and a certified public accountant and (iv) as a past executive of the company and of Town Center Bank, he is capable of assisting the Board with oversight of senior level management, as well as oversight of the company’s business policies.

Brodie L. Cobb (age 52)(2)

Mr. Cobb has served as a director since 1999. He is the founder, CEO and Managing Director of San Francisco-based The Presidio Group, a specialty advisory firm focusing on mergers and acquisitions, private financings and wealth management, where he has served from 1997 to the present. Mr. Cobb’s previous experience includes serving as a Vice President at Montgomery Securities from 1995 to 1997 and as an Associate at Credit Suisse First Boston LLC from 1992 to 1995. The Board concluded that Mr. Cobb should serve as a director of the company for the following reasons: (i) as a founder and managing director of The Presidio Group, he provides expertise in overseeing senior management and (ii) he is frequently called upon to share his expertise with the full Board on strategic planning.

J. Taylor Crandall (age 59)(3)

Mr. Crandall has served as a director since August 2011. Mr. Crandall is a founding Managing Partner of Oak Hill Capital Management, LLC (“OHCM”) and has been part of the firm (and its predecessors) since 1986. He has senior responsibility for originating, structuring and managing investments for the firm’s Media and Telecom and Technology industry groups. Mr. Crandall has also served as Chief Operating Officer of Keystone, Inc., the primary investment vehicle for Robert M. Bass. Prior to joining OHCM, Mr. Crandall was a Vice President with the First National Bank of Boston. Mr. Crandall serves on the Board of Directors of LocalTV Holdings, LLC, Intermedia.net, Inc., Wave Division Holdings, LLC, Dave & Buster’s, Inc., ViaWest, Inc., and subsidiaries of Firth Rixson. Mr. Crandall is the secretary-treasurer of the Anne T. and Robert M. Bass Foundation, the trustee of the Lucile Packard Foundation for Children’s Health and currently serves on the boards of trustees of the Cystic Fibrosis Foundation, The Park City Foundation, Powdr Corporation and the U.S. Ski and Snowboard Team Foundation. Mr. Crandall earned a B.A. degree, magna cum laude, from Bowdoin College, where he has served on the Board of Overseers. Mr. Crandall also received an honorary doctorate in humane letters from Bowdoin College in 2010. The Board concluded that Mr. Crandall should serve as a director of the company for the following reasons: (i) his experience in finance and accounting controls; (ii) his experience in management and board governance, including his experience originating, structuring, managing and overseeing investments as Managing Partner of OHCM and (iii) his experience as Chief Operating Officer of Keystone, Inc. and Vice President of First National Bank of Boston, as well as (iv) his experience serving on the Board of Directors of several public and private companies.

Christie S. Flanagan (age 75)(1)(2)

Mr. Flanagan has served as a director since November 2011. Mr. Flanagan has practiced law since 1962 and has served as Counsel to Hunton & Williams, LLP, of Dallas since April 2007. From 2002 to 2007, he was Of Counsel to Jenkens & Gilchrist where he also practiced from 1968 to 1994, including serving as head of the Corporate/Securities Section and as Managing Partner. From 1994 to 2002, Mr. Flanagan was Executive Vice President and General Counsel of California Federal Bank and its predecessor, First Nationwide Bank, San Francisco, California. He has a BBA degree from the University of Notre Dame with a major in accounting and a minor in finance, and he has been a licensed attorney since 1962. Further, Mr. Flanagan has served as executive vice president and general counsel for several banks or financial institutions during his career. The Board concluded that Mr. Flanagan should serve as a director of the company for the following reasons: (i) he has significant industry knowledge and experience in dealing with legal, financial, accounting and regulatory matters; (ii) his work experience as Executive Vice President and General Counsel for several banks or financial institutions and (iii) his extensive legal knowledge of corporate, securities, and banking laws and regulations.

Gerald J. Ford (age 69)(3)

Mr. Ford has served as a director since August 2011. Mr. Ford has served as Chairman of the Board of Hilltop, a public company, since August 2007 and has served as a director of Hilltop since June 2005. He served as interim CEO of Hilltop from January 1, 2010 until March 11, 2010. Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the southwestern United States, over the past 35 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and CEO until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. Mr. Ford also served as Chairman of the Board of Directors and CEO of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from 1998 to 2002. Mr. Ford serves as a board member for Freeport McMoRan Copper & Gold Inc. and Scientific Games Corporation, each of which are public companies. Mr. Ford also currently serves on the Board of Trustees of Southern Methodist University and is the Managing Partner of Ford Financial Fund II, L.P., a private equity fund. Mr. Ford previously served as a director of Triad Financial Corporation and Chairman of the Board of First Acceptance Corporation and Pacific Capital Bancorp as well as a director of McMoRan Exploration Co. The Board concluded that Mr. Ford should serve as a director of the company for the following reasons: (i) his extensive banking industry experience and educational background, which provide him with significant knowledge in dealing with financial, accounting and regulatory matters; (ii) his experience as a financial institutions entrepreneur and private investor involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 35 years and (iii) his service on the board of directors and audit and corporate governance committees of a variety of public companies, which gives him important insights into the role of the board of directors and various committees.

Larry A. Jobe (age 73)(1)(2)

Mr. Jobe has served as a director since July 2005. Mr. Jobe, a certified public accountant, is founder and Chairman of the Board of Legal Network, Ltd. and founder and President of P 1 Resources, L.L.C., both Dallas, Texas based companies. Mr. Jobe founded Legal Network, Ltd., a company that provides litigation support, temporary support staff and contract attorneys to law firms and corporate legal departments, in 1993. In 1994, he founded P 1 Resources, L.L.C., which provides engineering and light industrial staffing services to the construction industry. Mr. Jobe was affiliated with Grant Thornton LLP from 1961 to 1969 and from 1973 to 1991, serving as Managing Partner of the Dallas office from 1973 to 1986 and as Regional Managing Partner of the Southwest Region from 1983 to 1991. From 1969 to 1972, Mr. Jobe served as the United States Assistant Secretary of Commerce for Administration. Mr. Jobe currently serves as Chairman of the Board of Directors of Independent Bank of Texas and Mannatech Incorporated, a global wellness solutions company. The Board concluded that Mr. Jobe should serve as a director of the company for the following reasons: (i) Mr. Jobe, the chairman of our Audit Committee, brings extensive accounting and audit skills to the Board from his 26 years of experience at Grant Thornton LLP; (ii) as a founder and head of Legal Network, Ltd. and P 1 Resources, L.L.C., he has gained extensive experience in managing senior executives and the overall profitability of a company and (iii) his experience on other public and non-public boards brings important executive management experience to the Board.

Tyree B. Miller (age 60)(1)(3)

Mr. Miller has served as a director since November 2011. Mr. Miller has been in private equity and money management since 2004 and has served as the President of A.G. Hill Partners, LLC since 2009. He formerly served as a venture partner of Austin Ventures, a private equity fund located in Austin, Texas, from 2005 to 2008. From 1976 to 2004, Mr. Miller worked at Bank One Corporation, a company that merged with JP Morgan/Chase in 2004. During his employment at Bank One Corporation, he served as President and CEO of Global Treasury Services from 2000 to 2004 and as Chairman and CEO of Bank One Texas, NA from 1998 to 2000. Mr. Miller currently serves on the Board of Directors as the lead director of A.H. Belo Corporation, a public company, on the Investment Sub-Committee of Texas Health Resources and as an Advisory Director of Colonnade Advisors, LLC. His previous experience includes serving as a Director and member of the Compensation Committee of PreCash, Inc. in Houston, Texas from 2005 to 2010, as a Chairman and Director of Paymetric, Inc., a payment processing technology company, from 2004 to 2008 and as Director and member of the Audit and Compensation Committees of Corillian, Inc., from 2005 until 2007. The Board concluded that Mr. Miller should serve as a director of the company for the following reasons: (i) his experience in private equity and money management; (ii) his 28 years of work experience in the banking industry in various high ranking and supervisory positions at Bank One (merged with JP Morgan/Chase) and (iii) his experience as a director and audit and compensation committee member of several companies.

Dr. Mike Moses (age 61)

Dr. Moses has served as a director since March 2006. Dr. Moses serves as Senior Education Advisor for Raise Your Hand Texas, a non-profit educational advocacy organization. From November 2004 to July 2006, he served as Vice Chairman of the Board of Directors for Higher Ed Holdings, LLC, which develops education programs for teachers and administrators and is focused on improving teacher training and redesigning high schools throughout the nation. Prior to joining Higher Ed Holdings, LLC, Dr. Moses was affiliated with the Dallas Independent School District, serving as its General Superintendent from January 2001 to August 2004. From 1995 to 1999, Dr. Moses served as Texas Commissioner of Education, appointed twice by then Texas Governor George W. Bush. In 1999, he joined the Texas Tech University System as Deputy Chancellor where he served until December 2000. Dr. Moses serves on the board of Scientific Learning Corporation, a public company and a producer of reading and language intervention programs for Pre-Kindergarten through 12th grade schools. Dr. Moses served on the Board of Directors and as a member of the Audit Committee of Trammell Crow Company, a real estate property management company until its sale in 2007 to CB Richard Ellis. The Board concluded that Dr. Moses should serve as a director of the company because his positions as General Superintendent of Dallas Independent School District and Texas Commissioner of Education bring strong administrative, finance and executive management and oversight expertise to the Board.

Joel T. Williams III (age 65)(1)(3)

Mr. Williams has served as a director since November 2009. Mr. Williams, an attorney, has been the President of Bristol Investment Company, Inc., a private investment firm, since 1985. He formerly served as President and CEO of Texas Federal Financial Corporation, a savings and loan holding company, prior to its sale in 1984. A long time advocate and volunteer for Children’s Medical Center, Mr. Williams served as its Chairman from 1993 to 2000, and Chairman of its holding company, Children’s Health Services of Texas, from 2000 to 2003. He currently serves as Chairman Emeritus of Children’s Health Services of Texas and on the Executive Committee of Children’s Medical Center Foundation. He is the founder and has been the President of Passion for Children’s Inc., a not-for-profit corporation that raises money exclusively for Children’s Medical Center. He also serves as Mayor of the Town of Highland Park, Texas. Mr. Williams has demonstrated his commitment to excellence by earning a Governance Fellowship with the National Association of Corporate Directors (“NACD”) and is a NACD Governance Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors. He continues to supplement his director skill sets through ongoing activities with the NACD which provides access to its corporate director community and leading best practices. The Board concluded that Mr. Williams should serve as a director of the company for the following reasons: (i) his experience as President and CEO of Bristol Investment Company and formerly with Texas Federal Financial Corporation enables him to assist the Board with the oversight of senior level management and management of our business lines and (ii) he also brings legal knowledge and expertise to the Board as an attorney.

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating/Corporate Governance Committee.

Unless otherwise instructed, the proxy holders will vote their proxies for the 10 nominees named above. Each person will serve as a director until the next annual meeting and until his successor is elected and qualified. To our knowledge, each of the nominees intends to serve the entire term for which election is sought. At this time, we do not anticipate that any nominee will be unable or unwilling to serve as a director.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the election of each of the nominees listed above.

PROPOSAL TWO

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), enables our stockholders to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with the SEC’s rules. The proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation. Because this is an advisory vote, this proposal is not binding upon us; however, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal. To the extent there is any significant vote against the compensation of our NEOs as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address these concerns.

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we believe that our compensation policies and decisions are focused on pay for performance principles, strong alignment with the long-term interests of our stockholders and being competitive in the marketplace. Our overall compensation philosophy is to provide a competitive total compensation package that will:

•	fairly compensate our executive officers;

•	attract and retain qualified executive officers who are able to contribute to the long-term success of our company;

•	incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking; and

•	align our executives’ long-term interests with those of our stockholders.

We are asking our stockholders to indicate their support for our NEO compensation program as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval, on an advisory basis, of the executive compensation of our NEOs, pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” and the related tabular and narrative disclosures.

PROPOSAL THREE

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR

Stockholder ratification of the selection of Grant Thornton LLP as the company’s independent auditor is not required by our restated by-laws or otherwise. However, the Board is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether to retain Grant Thornton LLP as the company’s independent auditor. If the selection is ratified, the Board and the Audit Committee, in their discretion, may direct the selection of a different independent accounting firm at any time during the fiscal year if the Board believes this change would be in the best interest of the company and its stockholders.

Recommendation of the Board

The Board recommends that you vote “FOR” the ratification of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 30, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

To the extent permitted by the Sarbanes-Oxley Act of 2002, as amended, directors and executive officers of the company and their associates, including family members, from time to time may be or may have been indebted to the company or its subsidiaries under lending arrangements offered by those companies to the public. For example, such persons may be or may have been indebted to Southwest Securities or Southwest Securities, FSB, our wholly owned banking subsidiary (the “Bank”), as customers, in connection with margin account loans, revolving lines of credit and other extensions of credit. Such indebtedness is extended in the ordinary course of business, is on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties who are not employees of the company and does not involve a more than normal risk of collectability or present other unfavorable features.

On July 29, 2011, we entered into the Credit Agreement with the Investors that provides for a five-year unsecured term loan of $100.0 million in the aggregate. Interest accrues on the term loan at 8% per year and may be prepaid (in whole or in part) under certain circumstances after three years. During fiscal year 2013, Hilltop and Oak Hill were each paid a total of $4,000,000 in interest on the outstanding indebtedness under the Credit Agreement.

In connection with the Credit Agreement, on July 29, 2011, the company issued a warrant to Hilltop to purchase up to 8,695,652 shares of common stock of the company, a warrant to OHCP to purchase up to 8,419,148 shares of the common stock of the company and a warrant to OHCMP to purchase up to 276,504 shares of common stock of the company (each, a “Warrant”). For each of Hilltop and Oak Hill, the Warrants represent an approximately 17% equity interest in the company (assuming the Warrants are exercised in full). The Warrants are exercisable for five years, but will expire to the extent that the company makes prepayments on the loans and the Investors do not promptly exercise a corresponding portion of the Warrants.

On July 29, 2011, we also entered into an Investor Rights Agreement with the Investors to provide the Investors with certain preemptive and registration rights with respect to the common stock that may be issued upon the exercise of the Warrants or upon the conversion of the Series A Preferred Stock if a holder exercises its Warrants for shares of Series A Preferred Stock instead of common stock. Pursuant to the Investor Rights Agreement, each Investor will be granted the right to designate one representative to the company’s Board for so long as that Investor continues to beneficially own 9.9% or more of our outstanding common stock. As further described herein, our Board elected Mr. Gerald J. Ford and Mr. J. Taylor Crandall as directors of the company, effective July 29, 2011, and each has subsequently been re-elected by the stockholders.

In addition, under the Investor Rights Agreement each of Hilltop and Oak Hill has the right to appoint an observer to be invited to all Board meetings for so long as that Investor continues to beneficially own 4.9% or more of the company’s outstanding common stock. Hilltop has appointed Mr. Jeremy Ford and Oak Hill has appointed Mr. Scott Kauffman as their respective observers, effective July 29, 2011. Each observer has entered into a Confidentiality Agreement with the company.

Mr. Gerald J. Ford has an 18.5% beneficial ownership in Hilltop and disclaims any beneficial ownership of the Warrant held by Hilltop, except to the extent of his pecuniary interest therein. Mr. Jeremy Ford, President of Hilltop, is the son of Mr. Gerald J. Ford and a beneficiary of a trust that indirectly owns part of the 18.5% ownership in Hilltop. Mr. Corey Prestige is the General Counsel of Hilltop. Mr. Prestige’s wife, the daughter of Mr. Gerald J. Ford, is also a beneficiary of a trust that owns part of the 18.5% interest in Hilltop.

Mr. J. Taylor Crandall is Managing Partner of OHCM (the investment advisor to OHCP and OHCMP.

From time to time and in the ordinary course of its business, the Bank sells participations in loans it generates to other lending institutions or purchases loan participations from such other institutions. At June 30, 2013, Robert A. Buchholz, a director, together with certain members of his immediate family, owned approximately 64% of the ownership interest of a holding company, Town Center Holdings, Inc. (“TC Holdings”), which owned a local bank, Town Center Bank, Coppell, Texas.

During fiscal year 2013, the Bank did not buy or sell any loan participations to Town Center Bank. Pursuant to prior participation agreements, the Bank paid no interest and fees to Town Center Bank in fiscal year 2013. During the third quarter of fiscal 2013, previously foreclosed property was sold for $4,339,000 with TC Holdings receiving $952,000 in proceeds from the sale.

The company’s Audit Committee has examined the loan participations bought and sold by the Bank from and to Town Center Bank, together with similar transactions entered into at or about the same time with independent third parties. Based upon this examination, the Audit Committee has determined that each such transaction was made in the ordinary course of business, was on substantially the same terms, including interest rate and fees, as those prevailing at the time for comparable transactions with persons not related to the Bank and did not present other unfavorable features to the Bank.

During fiscal year 2013, Dr. Moses received $140,550 for finder’s fees and related expenses pursuant to the company’s referral fee program and $73,972 for office space and administrative services provided to Dr. Moses within the company’s home office location. Dr. Moses is paid a finder’s fee of 15% of the income the company earns for initiating contact between municipal officials and municipal securities representatives of Southwest Securities which result in municipal securities engagements. He does not communicate, directly or indirectly, with public investors, structure offerings or negotiate terms.

Policies and Procedures with Respect to Related Person Transactions

The Board recognizes that related person transactions can present a heightened risk of conflicts of interest. Our written Related Party Transaction Policies and Procedures may be accessed on the corporate governance page of our website at www.swsgroupinc.com. For purposes of SEC rules as well as our Related Party Transaction Policies and Procedures, a “related person transaction” is any transaction in which the company was, is or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect material interest. The term “related person” means:

•	any person who is, or at any time since the beginning of the company’s last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company;

•	any person who is known to be the beneficial owner of more than 5% of any class of the company’s voting securities; and

•	any immediate family member of any of the foregoing persons.

The Audit Committee reviews relationships and transactions in which the company and a related person are participants to determine whether such persons have a direct or indirect material interest. The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transaction:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares;

•

any charitable contribution, grant, or endowment by the company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers determined by the Compensation Committee; or

•	compensation to directors determined by the Board.

To identify potential related person transactions, under our policy, we request information from our directors and executive officers about related person transactions as defined above. Where appropriate, we also ask that our directors seek pre-approval for related person transactions. We then review the information provided for any related person transactions. The Audit Committee reviews and approves or ratifies any related person transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person will be disclosed in the company’s proxy statement. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or voting for the approval or ratification of the transaction.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our common stock as of September 13, 2013, by each person who is known to us to beneficially own more than 5% of our common stock, each of our directors and NEOs, and all of our directors and executive officers as a group. Our NEOs consist of all persons serving as our CEO or Chief Financial Officer (“CFO”) during fiscal 2013 and our three most highly compensated executive officers (other than our CEO and our CFO) who were serving as executive officers as of June 30, 2013. Unless otherwise indicated, the address of each officer and director is 1201 Elm Street, Suite 3500, Dallas, Texas 75270.

	Shares Beneficially Owned(1)(2)
Name	Number	Percent
Beneficial Owners of More Than 5%:
Hilltop Holdings Inc.(3)
200 Crescent Court, Suite 1330, Dallas, TX 75201	10,171,039	24.35%
Oak Hill Capital Management, LLC(4)
65 East 55th Street, 32nd Floor, New York, NY 10022	8,702,383	20.83%
BlackRock, Inc.(5)
40 East 52nd Street, New York, NY 10022	2,542,266	7.69%
WHV Investment Management, Inc.(6)
301 Battery Street, Suite 400, San Francisco, CA 94111-3203	2,418,642	7.31%

Executive Officers and Directors:
Gerald J. Ford(3)	10,185,001	24.38%
Brodie L. Cobb(7)	1,007,587	3.05%
Robert A. Buchholz	412,949	1.25%
James H. Ross	288,036	*
Daniel R. Leland	144,176	*
Richard H. Litton	111,527	*
Stacy M. Hodges	92,652	*
Larry A. Jobe	44,625	*
Dr. Mike Moses	32,785	*
Joel T. Williams III	21,625	*
Christie S. Flanagan	13,962	*
Tyree B. Miller	13,962	*
J. Taylor Crandall	7,231	*
Robert A. Chereck	2,518	*
All directors and executive officers as a group (17 persons)(8)	12,479,861	29.88%

(*)	Denotes less than 1% ownership.

(1)

The rules of the SEC provide that, for purposes of this proxy statement, a person is considered the “beneficial owner” of shares with respect to which the person, directly or indirectly, has or shares voting or dispositive power, irrespective of the person’s economic interest in the shares. Unless otherwise noted, each person identified possesses sole voting and dispositive power over the shares listed, subject to the effects of community property laws.

(2)

Based on 33,076,003 shares outstanding on September 13, 2013. Includes shares of restricted common stock issued pursuant to the SWS Group, Inc. 2012 Restricted Stock Plan (“2012 Restricted Stock Plan”). Shares of common stock subject to stock options and other derivative securities that are exercisable within 60 days of September 13, 2013 are deemed beneficially owned by the person holding such options and other derivative securities and deemed outstanding for purposes of calculating the percentage of ownership of such person, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(3)

Based on a Schedule 13D filed on August 8, 2011 and amended on September 16, 2011 and December 1, 2011, on behalf of Hilltop, Hilltop beneficially owned 10,171,039 shares of our common stock, of which 8,695,652 shares are issuable upon the exercise of a warrant. The warrant is exercisable at any time for five years from the date of original issuance, but will expire to the extent that we prepay the loan made to us by Hilltop, and Hilltop does not exercise a corresponding portion of the warrant. The exercise price and the number of shares of common stock issuable upon exercise of the warrant are subject to adjustment as set forth in the warrant. The warrant is held by Hilltop, of which Mr. Gerald J. Ford is Chairman of the Board and an 18.5% beneficial owner. Mr. Ford disclaims any beneficial ownership of the warrant, except to the extent of his pecuniary interest therein. Mr. Ford is the sole general partner, and trusts for the benefit of his adult sons and adult daughters are the limited partners, of the limited partnership that owns 18.5% of Hilltop. The limited partners hereby disclaim any beneficial ownership of the warrant.

(4)

OHCM is the investment advisor to OHCP and OHCMP. OHCM disclaims beneficial ownership of the 8,695,652 shares of common stock that are issuable upon the exercise of the warrants held by OHCP and OHCMP. Based on a Schedule 13D filed on August 5, 2011, on behalf of OHCP; OHCMP; OHCP GenPar III, L.P.; OHCP MGP Partners III, L.P.; and OHCP MGP III, Ltd., 8,695,652 shares of our common stock are issuable upon the exercise of two warrants held by Oak Hill. Specifically, OHCP beneficially owns 8,419,148 shares of our common stock pursuant to a warrant to purchase 8,419,148 shares, and OHCMP. beneficially owns 276,504 shares of our common stock pursuant to a warrant to purchase 276,504 shares. The general partner of each of Oak Hill is OHCP GenPar III, L.P., the general partner of OHCP GenPar III, L.P. is OHCP MGP Partners III, L.P. and the general partner of OHCP MGP Partners III, L.P. is OHCP MGP III, Ltd., each of which beneficially own 8,695,652 shares of our common stock that are issuable upon the exercise of the warrants held by Oak Hill. The warrants are exercisable at any time for five years from the date of original issuance, but will expire to the extent that we prepay the loan made to us by Oak Hill, and Oak Hill do not exercise a corresponding portion of the warrants. The exercise price and the number of shares of common stock acquirable upon exercise of the warrants are subject to adjustment as set forth in the warrant. The 8,702,383 total set forth in the above table also includes 6,731 shares of restricted stock granted to Mr. J. Taylor Crandall and owned by OHCM. Mr. Crandall is a Managing Partner of OHCM. Pursuant to the policies of OHCM and its affiliates and the investment funds it advises, Mr. Crandall held the reported securities until vesting for the benefit of OHCM and, upon the vesting of the shares, assigned all economic, pecuniary and voting rights to OHCM for no consideration. Mr. Crandall disclaims any beneficial ownership of the shares covered by this statement except to the extent of his pecuniary interest therein.

(5)

Based on a Schedule 13G filed on January 29, 2010, and amended on February 8, 2010, February 8, 2011, February 10, 2012, and February 8, 2013 on behalf of BlackRock, Inc., BlackRock, Inc. beneficially owns 2,542,266 shares of our common stock.

(6)

Based on a Schedule 13G filed on February 14, 2012, and amended on February 6, 2013 on behalf of WHV Investment Management, Inc. (“WHV”), WHV has sole voting power over 1,026,467 shares of our common stock and shared dispositive power over 2,418,642 shares of our common stock.

(7)

Includes 972,083 shares beneficially owned by Cobb Partners, Ltd., a limited partnership of which the partners are Brodie L. Cobb and certain members of his family. Brodie L. Cobb is the managing partner of the partnership and has sole voting and investment power with regard to the shares beneficially owned by the partnership.

(8)

Includes the information in notes (3) and (7) above. In addition, includes 101,225 shares of common stock beneficially owned by other executive officers not listed in the above table because such executive officers are not NEOs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and regulations of the SEC require our executive officers and directors and persons who own more than 10% of our common stock to file initial reports of beneficial ownership and reports covering any changes in beneficial ownership with the SEC and the NYSE. Executive officers, directors and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with all such reports they file.

To our knowledge and based solely on a review of copies of such reports furnished to us and written representations that no other reports were required for such person, each of our directors, officers and persons owning more than 10% of our common stock complied with all applicable Section 16(a) filing requirements during fiscal 2013.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis should be read in conjunction with the “Summary Compensation Table” and related tables that are presented elsewhere in this proxy statement. For the purposes of this Compensation Discussion and Analysis, the Compensation Committee is referred to as the “Committee”.

For purposes of the following discussion, our NEOs consist of all persons serving as our CEO or CFO during fiscal 2013 and our three most highly compensated executive officers (other than our CEO and CFO) who were serving as executive officers as of June 30, 2013. For fiscal 2013, these individuals were James H. Ross, Stacy M. Hodges, Daniel R. Leland, Richard H. Litton and Robert A. Chereck.

Committee’s Consideration of 2011 Say-on-Pay and Frequency Vote

At our 2011 annual meeting of stockholders, our stockholders voted, on an advisory basis, in favor of holding future advisory votes on an annual basis. In accordance with these voting results, we approved a one year frequency for holding future advisory votes on executive compensation.

Also, at our 2012 annual meeting of stockholders, approximately 45% of the votes were voted, on an advisory basis, in favor of the compensation of our NEOs. The Committee did not believe that the stockholders supported the Committee’s approach to executive compensation. Therefore, based on recommendations from our outside compensation consultant and a review of the company’s business goals and objectives, the Committee made material changes to the compensation plans as further described in the Compensation Discussion and Analysis portion of this proxy statement.

Compensation Philosophy and Objectives

As a securities and banking firm, one of our greatest assets is the skill, experience and efforts of our employees. Our long-term success depends on our ability to provide solutions that enable our clients to achieve their financial and business goals. In our industry, employee talents are easily transferred from one employer to another, and there is continual competitive activity to recruit talented individuals with valuable experience.

Our executive officer compensation program is designed to reward and retain talented executive officers while holding them accountable for the performance of the company and, where applicable, the business units they manage by basing elements of their compensation on a combination of company and business unit results. By offering a combination of compensation elements including salary, cash incentive awards and long-term equity-based incentive compensation; we seek to achieve the following objectives:

•	to attract, motivate and retain highly qualified executive officers through a competitive total compensation program;

•

to ensure that a substantial portion of executive officer compensation is performance-based and tied to the achievement of our financial and strategic objectives and to the financial results of individual business units;

•

to maintain an appropriate balance between base salary, cash incentive awards and long-term equity-based incentive compensation, with more performance-based, “at risk” compensation at higher salary grades; and

•	to align executives with stockholders and corporate strategy through the use of long-term equity-based compensation.

Because our industry depends, in large measure, on the successful efforts of commission-earning sales professionals, which commissions have historically been paid in cash, compensation within broker/dealers of comparable size is more heavily weighted to cash than is found in many other industries. The Committee takes these realities into account and also seeks to align the cash compensation of NEOs with the success of both the individual business unit over which they have managerial authority and the success of the overall company.

The Committee evaluates both compensation (particularly salary, cash incentive awards and long-term equity-based incentive compensation) and performance of our executive officers, measured by our financial results, relative to other companies in a comparative group to ensure that we maintain the ability to attract and retain superior employees in key positions comparative to the market. The Committee seeks to compensate NEOs at a level that is competitive with similar firms in the brokerage and banking industries and to align NEOs’ incentives with the interests of our stockholders. While the Committee has primary responsibility for compensation across the company, all stock grants are subject to final approval by the Board.

Hiring of Compensation Consultant

In October 2011, the Committee engaged Mercer to conduct a competitive compensation assessment, review incentive compensation programs and recommend enhancements based on the company’s compensation philosophy and objectives, where appropriate. By the time Mercer was engaged, the Committee had already established fiscal 2012 base salaries, annual cash incentive award targets and multipliers and restricted stock grant targets and, as a result, these elements of our fiscal 2012 executive compensation program were not materially impacted by Mercer’s engagement. However, Mercer did recommend changes to the company’s compensation structure for fiscal 2013 and beyond. Many of these recommendations were adopted. In fiscal 2013, the Committee made certain changes to the incentive award portion of compensation, which are discussed in detail below.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured salary, cash incentive awards and long-term equity-based incentive compensation in a manner designed to motivate NEOs to achieve our business goals and to reward the NEOs for achieving those goals. In establishing total annual compensation for the CEO, CFO and the other NEOs, the Committee performs the following reviews:

•

Assessment of Company Performance. The Committee’s primary measure of total consolidated company performance has historically been return on equity (“ROE”), measured as net income for the fiscal year divided by retained earnings at the beginning of the fiscal year. In fiscal 2013, the Committee determined that performance against a pre-determined budget was a better measure of company performance. The Board, with the help of management, reviewed the company’s performance, the market cycle and competitor returns to determine a target budget for fiscal 2013, which included target consolidated and individual business unit pre-tax income numbers against which compensation could be measured (whether individual or consolidated, the “Budget(s)”). The Committee compares the company’s actual pre-tax income results to the Budget to determine the cash incentive portion of each NEO’s compensation.

•

Assessment of Business Unit Performance. Our primary measure of business unit performance is the unit’s pre-tax income. The Committee also reviews the business units’ performance against the Budget, non-financial performance of each revenue-producing business unit, and each NEO’s role and responsibilities in achieving that performance. The Committee then determines a preset percentage of pre-tax income for each business unit that can be earned by its responsible NEO as cash incentive compensation. This approach controls costs within each individual business unit when revenues and pre-tax income decline in down markets and rewards executives when revenues and pre-tax income are growing in expanding markets. The Committee believes that this provides a strong incentive to increase financial performance and enhance returns to stockholders.

•

Comparative Analysis. The Committee also compares each component of the NEO’s total compensation against the similar components of compensation reported for a group of financial institutions that either directly compete with us for business and/or talent or are organizations with similar scope, size or other characteristics to SWS Group, Inc. The group is periodically reviewed and updated by the Committee. The companies that comprised the comparative group for fiscal 2013 were:

Banking and Securities
• Raymond James Financial, Inc.	• Stifel Financial Corp.

Securities
• Piper Jaffray Companies • Cowen Group, Inc. • Oppenheimer Holdings Inc.	• FBR Capital Markets Corp. • Landenburg Thalmann Financial Services, Inc. • JMP Group, Inc.

In fiscal 2012, KBW, Inc., Jefferies Group, Inc. and Edelman Group, Inc. were part of the Committee’s comparative group. However, these companies ceased being public reporting companies and were removed from the Committee’s fiscal 2013 comparative group.

Some of the companies in the group have greater revenues and resources than we do. The mix of banking and securities business in these comparison companies is also materially different than ours. The Committee realizes this size and business mix disparity, and takes the differences into account when reviewing their executive compensation levels. The Committee also considers the relative profitability of the group, the market challenges faced and overcome and the general trend lines of their businesses. The Committee does not target a specific percentile within the group, but uses the levels of compensation as a guide in evaluating and setting compensation for our NEOs.

There is no pre-established policy or target for the allocation between either cash incentives or long-term equity-based incentive compensation. Rather, the Committee considers information provided by the group analysis as well as its own judgment to determine the appropriate level and mix of each component of the compensation program. Also, the Committee reviews our short-term and long-term goals and objectives when considering the right mix of cash and equity compensation.

With respect to our CEO and CFO, total compensation has been set to reward performance, productivity and profitability on a company-wide basis. In addition to receiving competitive base salaries, these executives receive cash incentive awards and long-term equity incentive awards that are based on performance of the company as a whole and upon their individual performance in order to focus their efforts on creating long-term stockholder value.

Many of our other executive officers, including Messrs. Chereck, Leland and Litton, have roles that blend both management and production responsibilities. In setting their total compensation, the Committee considers not only the general compensation comparative group information but also how the executive officer performed against their individual Budget goals for the fiscal year as well as consolidated company results. Consequently, their incentive award is derived from the internally measured profitability of the business unit for which each has primary profit and loss responsibility, and consolidated company performance against internal Budgets. These executives are paid a percentage of that internally measured profitability, which depending on results, may be reduced or increased by preset percentages depending on actual results compared to the Budgets. The following is a more detailed description of the business unit executive incentive compensation formula.

At the beginning of the fiscal year, the Board establishes a Budget goal for the consolidated company as well as for each business unit. Where an executive is in charge of a business unit, an incentive compensation calculation is created by multiplying the business unit’s budgeted pre-tax profit multiplied by a set percentage. This percentage is different for each business unit Budget. The calculation of the business unit’s pre-tax profit multiplied by the preset percentage creates a maximum pool of incentive compensation. Depending on how actual results compare to the Budgets, the pool of incentive compensation may be increased or reduced in the following manner. If the consolidated results of the company are between 75% and 100% or more of the Budget, the set percentage to calculate the incentive compensation pool will not be reduced. If the consolidated results of the company are less than 75% of the Budget, the preset percentage used to calculate the incentive compensation pool is reduced by 25%. If the consolidated results exceed the Budget, the preset percentage used to calculate the incentive compensation pool can be increased by as much as 25%.

Further, the incentive compensation pool is also measured against the individual performance of the business unit the executive controls. The individual business unit offset may be in addition to the consolidated offset depending on results. If the individual’s business unit achieves between 75% and 100% of their individual Budget, the preset percentage will not be reduced. If the individual’s business unit achieves between 50% and 74% of the Budget, the preset percentage will be reduced by 25%. If the individual’s business unit’s pre-tax income is below 50% of the Budget, the executive will receive a minimum amount of incentive compensation to be set by the Board individually for each executive.

The incentive pool is divided between cash and restricted stock vesting ratably over three years. NEOs responsible for a Business unit receive the first $150,000 of their pool in cash with any excess over $150,000 paid 40% in cash and 60% in restricted stock vesting ratably over three years.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions affecting the CEO’s compensation. Compensation for all other executive officers, including the NEOs (other than the CEO), is determined by the Committee after considering the individual’s role and responsibilities, external market data and recommendations made by the CEO.

The CEO annually reviews the performance of each of the NEOs (excluding himself). The conclusions reached and recommendations based on these reviews are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards with respect to the NEO, or any other employee.

Elements of Compensation

Base Salaries. Each NEO receives cash compensation in the form of a base salary. Base salaries are set to be competitive within our industry and our comparative group, with consideration given to our size and geographic location. The base salary amounts are reviewed annually and may be adjusted based on the individual NEO’s level of responsibility and performance. The Committee did not award any increases in base salary to our NEOs in fiscal 2013.

The Committee views base salary as a way to provide a non-performance-based element of compensation that is certain and predictable. Decisions on NEO compensation are made by focusing on all components of total direct compensation while being sensitive to the needs of our NEOs for a certain level of compensation stability. The Committee believes the established base salary levels strike the proper balance between aligning the interest of the NEO as closely as possible with those of the stockholders while avoiding exposing them to undue compensation risk. The Committee’s determination of the appropriate level of base salary paid to NEOs is subjective and not formulaic. Factors that influence the base salary include, but are not limited to:

•	the nature and responsibility of the position;

•	the impact, contribution, expertise and experience of the individual NEO;

•	competitive market information regarding salaries at comparative companies;

•	the importance of retaining the individual along with the competitiveness of the market for the individual NEO’s talents and services;

•	the recommendations of the CEO (except in the case of his own compensation); and

•	the mix of amounts of other types of compensation available to the NEO.

Cash Incentive Awards. Our NEOs are also eligible to receive cash incentive awards based partially or entirely on our consolidated fiscal year operating results, measured by the company’s Budgets versus actual pre-tax income and the individual NEO’s contribution for the year. This methodology creates an incentive by linking our overall financial achievements to the achievement of an individual NEO’s goals and objectives.

The incentive awards produced by the formula below are subject to the review and discretion of the Committee, which may adjust the incentive award to compensate for unusual events that might otherwise affect the calculation and produce results contrary to the Committee’s compensation policies.

Cash incentive awards over $150,000 are split between cash and equity with 40% being paid in cash, on the date of approval by the Board and 60% being awarded in restricted stock that vests ratably over three years.

Cash incentive plan award calculations for Mr. Ross were solely based on the company’s consolidated results. Because the company did not make a profit for fiscal 2013, Mr. Ross did not receive a cash incentive award for fiscal 2013.

Cash incentive plan award calculations for Ms. Hodges, who was not in charge of any individual business unit in fiscal 2013, was partially based on our consolidated results versus Budget and partially based on the her individual management responsibilities and performance of other non-financial goals and objectives. One-half of Ms. Hodges’ award was based on a pre-determined percentage of our consolidated pre-tax income. The other half of her incentive award was determined at the discretion of the Committee based upon her individual management responsibilities and performance of other non-financial goals and objectives.

Ms. Hodges received a discretionary cash incentive award of $90,000 based on her management responsibilities and performance of non-financial goals as the CFO of the company. The other half of Ms. Hodges’ cash incentive compensation was based on a preset percentage of the company’s pre-tax income. Because the company did not have any pre-tax income for fiscal 2013, Ms. Hodges did not receive any cash incentive compensation for this portion of her award.

Cash incentive plan award calculations for Messrs. Leland, Litton and Chereck, who each controlled individual business units, were based on pre-tax income of the controlled business unit as described above.

Mr. Chereck received a cash incentive award of $160,000 for fiscal 2013. Mr. Chereck’s incentive pool was generated by multiplying the pre-tax income from the business unit he controls (the Bank) by a preset percentage. Because the Bank achieved between 75 and 100% of its Budget, the percentage of pre-tax income was not initially reduced. However, because the consolidated company did not have any pre-tax income, the preset percentage used to calculate the incentive compensation pool was subsequently reduced by 25%, which resulted in an incentive award amount for Mr. Chereck that totaled $174,000 with the first $150,000 paid in cash and the remaining $24,000 being awarded 40% in cash ($10,000) and 60% in restricted stock ($14,000).

Mr. Leland received a cash incentive award of $286,000 for fiscal 2013. Mr. Leland’s incentive pool was generated by multiplying the pre-tax income from the business units he controls (taxable fixed income and portfolio trading for Southwest Securities, Inc.) by a preset percentage for each unit. Because the portfolio trading unit achieved over 100% of its Budget, the percentage of pre-tax income for portfolio trading was not reduced. The taxable fixed income unit achieved between 50 and 75% of its Budget, and therefore the preset percentage for taxable fixed income was reduced by 25%. However, because the consolidated company did not have any pre-tax income for fiscal 2013, the preset percentage used to calculate the incentive compensation pool for both taxable fixed income and portfolio trading was reduced by an additional 25%. This resulted in an incentive amount for Mr. Leland that totaled $490,000 with the first $150,000 paid in cash and the remaining $340,000 being awarded 40% in cash ($136,000) and 60% in restricted stock ($204,000).

Mr. Litton’s received a cash incentive award of $230,000 for fiscal 2013. Mr. Litton’s incentive pool was generated by multiplying the pre-tax income from the business unit he controls (municipal finance for Southwest Securities, Inc.) by a preset percentage for the unit. Because the municipal finance unit achieved less than 50% of its Budget, Mr. Litton received the minimum amount of incentive compensation set by the Board. This resulted in an incentive award amount for Mr. Litton that totaled $350,000 with the first $150,000 paid in cash and the remaining $250,000 being awarded 40% in cash ($80,000) and 60% in restricted stock ($120,000).

Deferred Compensation Plan. We also maintain a Deferred Compensation Plan (the “Deferred Compensation Plan”) that works in tandem with our cash incentive program. The plan was created in order to increase retention of executive officers and senior management, as well as to increase stock ownership among participants in the plan. The plan allows participants to defer up to 50% of each cash incentive award and to invest such amounts in various investment alternatives, including our common stock. We match 15% of the deferrals made by participants up to $15,000 through matching contributions that vest ratably over four years. The Committee believes programs such as the Deferred Compensation Plan further align the NEOs’ long-term financial and strategic interests with those of our stockholders.

Long-Term Incentive Compensation. The last component of our NEO compensation program is long-term incentive compensation. Long-term incentive compensation is comprised of the following components:

Profit Sharing/401(k) Plan. We have a defined contribution Profit Sharing/401(k) Plan (the “401(k) plan”) that provides certain retirement benefits. This plan covers substantially all of our employees, including NEOs. Amounts contributed to the 401(k) plan by employees are based on gross compensation, subject to limitations imposed by the Internal Revenue Code of 1986, as amended, and regulations adopted by the Internal Revenue Service. We make profit sharing contributions in cash to employee accounts depending on our profits. These contributions vest over a period of six years. We also provide 401(k) matching contributions of up to 4% of eligible compensation, which vest immediately.

2012 Restricted Stock Plan. On November 15, 2012, the stockholders of SWS Group, Inc. approved the adoption of the SWS Group, Inc. 2012 Restricted Stock Plan (“2012 Restricted Stock Plan”). The 2012 Restricted Stock Plan allows for awards of restricted stock to SWS’s directors, officers and employees and authorizes up to 2,630,000 shares of SWS’s common stock to be delivered pursuant to awards granted under the 2012 Restricted Stock Plan. The 2012 Restricted Stock Plan expires on November 15, 2022. The vesting period for awards under the 2012 Restricted Stock Plan is determined on an individualized basis by the Committee.

Annual restricted stock awards to our NEOs generally vest ratably over a three year period. This component of annual compensation helps us retain our NEOs because, at the Board’s discretion, an award is subject to forfeiture if an NEO leaves the company prior to vesting for any reason other than retirement. Consequently, because a sizeable portion of each NEOs restricted stock grant is not vested in the year it is earned, the cost of leaving the company can be significant to the NEO. This also has the benefit of creating NEO wealth concentrated in our stock, which aligns their long-term interests with those of our stockholders. Finally, these awards contain restrictive covenants against post-termination competition, use of confidential information and solicitation of employees.

The Committee believes that incentive compensation should include a material grant of restricted stock to provide meaningful ownership to NEOs and to keep their interest aligned with stockholders. For the CEO and CFO of the company, the grant of restricted stock is discretionary based on the achievement of both financial and non-financial goals. For NEOs that control a business unit, the restricted stock grant consists of 60% of any amount of incentive compensation over $150,000.

Mr. Ross received a discretionary $250,000 award of restricted stock for fiscal 2013. Although Mr. Ross did not receive a cash incentive award for fiscal 2013 based on the consolidated company’s financial results, the Board believed that Mr. Ross should be granted a discretionary award based on his ability to achieve and advance many of the company’s material non-financial goals such as the Bank’s removal from an Order to Cease and Desist. Also, in line with its philosophy on long term incentive compensation, the Committee felt that restricted stock was the best choice of incentive compensation in order to keep Mr. Ross’ interests in line with the company’s future goals and objectives as well as the company’s stockholders.

Ms. Hodges received a discretionary $100,000 award of restricted stock for fiscal 2013. The Board believed that Ms. Hodges should be granted a discretionary award based on her performance as CFO for fiscal 2013 and her ability to achieve and advance many of the company’s material non-financial goals for fiscal 2013.

Mr. Chereck received a $14,000 award of restricted stock for fiscal 2013. This award represented 60% of his incentive compensation that exceeded the $150,000 paid in cash.

Mr. Leland received a $204,000 award of restricted stock for fiscal 2013. This award represented 60% of his incentive compensation that exceeded the $150,000 paid in cash.

Mr. Litton received a $120,000 award of restricted stock for fiscal 2013. This award represented 60% of his incentive compensation that exceeded the $150,000 paid in cash.

Explanation of Fluctuations in NEO Compensation from Fiscal 2012 to Fiscal 2013

Mr. Ross’ total compensation as shown in the Summary Compensation Table decreased $1,500,100 from fiscal 2012 to fiscal 2013. The decrease was due primarily to a $1,050,000 decrease in the value of stock awards and a $450,000 decrease in his cash incentive award.

Ms. Hodges’ total compensation as shown in the Summary Compensation Table decreased $292,000 from fiscal 2012 to fiscal 2013. The decrease was due primarily to a $225,000 decrease in the value of stock awards and a $60,000 decrease in her cash incentive award.

Mr. Chereck’s total compensation as shown in the Summary Compensation Table increased $442,000 from fiscal 2012 to fiscal 2013. The increase in salary was primarily due to Mr. Chereck being hired in February of 2012 and beginning his service as Executive Chairman and President of the Bank in May 2012.

Mr. Leland’s total compensation as shown in the Summary Compensation Table decreased $840,232 from fiscal 2012 to fiscal 2013. The decrease was due primarily to a $994,432 decrease in his cash incentive compensation due to decreases in the profits of his business units as compared to the Budget offset by a $154,000 increase in the value of his stock awards.

Mr. Litton’s total compensation as shown in the Summary Compensation Table decreased $1,119,255 from fiscal 2012 to fiscal 2013. The decrease was due primarily to a $1,189,455 decrease in his cash incentive compensation due to decreases in the profits of his business unit as compared to the Budget offset by a $70,000 increase in the value of his stock awards.

Chief Executive Officer’s Compensation

In keeping with our general compensation philosophy, our CEO’s base salary was established to place emphasis on incentive compensation while remaining competitive with others in our industry. The Committee reviewed measures of individual performance to determine the cash incentive award portion of his annual compensation. Our CEO participates in the same profit sharing plan as the other executive officers and employees. In determining Mr. Ross’ fiscal 2013 compensation, the Committee considered Mr. Ross’ performance, his compensation history and other subjective factors in light of our financial results over the last completed fiscal year. The Committee believes that Mr. Ross’ fiscal 2013 total compensation package was commensurate with the compensation paid to the chief executive officers of corporations in similar lines of business after adjustment to compensate for differences in the size, business mix and geographic area of the companies reviewed.

Employment Agreements

Historically, we have not entered into employment agreements with our executive officers. However, the Committee will enter into an employment agreement when the Committee determines that an employment agreement is necessary and appropriate to attract an executive based on company needs and/or it determines that an employment agreement is desirable for the company to obtain a measure of assurance as to the executive’s continued employment.

We do not have employment agreements or any agreements to provide severance protection to any NEO. All of the long-term compensation plans provide for payment or vesting due to scenarios such as a change of control of the company. Accordingly, if the CEO or any NEO terminates his or her employment for any reason and there has not been a change of control of the company, any severance payments or other benefits would be at the discretion of the Committee.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits our ability to deduct the cost of certain annual compensation in excess of $1,000,000 paid to individuals required to be named in the Summary Compensation Table in the proxy statements of public companies. This limitation did not allow the company to deduct approximately $2,348,000 in its 2012 tax return that was filed in September 2013. However, the Committee believes it is important to balance the effectiveness of executive compensation plans with the materiality of potentially reduced tax deductions. Accordingly, the Committee may continue to authorize payments that may not be fully deductible if the Committee believes it is in our best interest to do so.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2013, the members of the Compensation Committee were Messrs. Cobb, Jobe, and Flanagan. None of the members were at any time during fiscal 2013, or at any other time, an officer or employee of the company. During fiscal 2013, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer served on our Compensation Committee or our Board. Please refer to the section of the proxy statement titled “Corporate Governance—Director Independence and Related Matters” for information regarding certain relationships between members of our Compensation Committee and the company.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information concerning all equity compensation plans approved by our stockholders as of June 30, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options and rights		Weighted-average exercise price of outstanding options and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	770,741	(1)	$—	(2)	3,776,748	(3)

	770,741		$—		3,776,748

(1)	Amount represents 301,660 stock units credited to participants’ accounts under the Deferred Compensation Plan and 469,081 stock units credited to participants’ accounts under the 401(k) plan.

(2)	Calculation of weighted-average exercise price does not include stock units credited to participants’ accounts under the Deferred Compensation Plan or the 401(k) plan.

(3)

Amount represents 176,679 shares available for future issuance under the Deferred Compensation Plan, 2,596,305 shares available for future issuance under the SWS Group, Inc. 2003 Restricted Stock Plan (“2003 Restricted Stock Plan”) and 2012 Restricted Stock Plan and 1,003,764 shares available for future issuance under the 401(k) plan.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Brodie L. Cobb, Chairman

Larry A. Jobe

Christie Flanagan

EXECUTIVE COMPENSATION

Annual and Long-Term Compensation

The following table sets forth information concerning compensation earned by our NEOs during the fiscal years ended June 30, 2013, June 29, 2012, and June 24, 2011:

Fiscal Year 2013, 2012 and 2011 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Incentive Compensation		All Other Compensation ($)(3)	Total Compensation ($)
			Stock Awards ($)(1)	Non-Equity Compensation(2)
James H. Ross	2013	$450,000	$250,000	$100,000	$10,000	$810,000
President and Chief Executive	2012	450,000	1,300,000	550,000	10,100	2,310,100
Officer	2011	436,347	—	450,000	9,800	896,147

Stacy M. Hodges	2013	$360,000	$100,000	$176,250	$10,000	$646,250
Executive Vice President, Chief	2012	360,000	325,000	236,250	17,000	938,250
Financial Officer and Treasurer	2011	325,443	—	150,000	9,800	485,243

Robert A. Chereck	2013	$350,000	$14,000	$160,000	$17,200	$541,200
Executive Chairman and	2012	98,000	—	—	1,200	99,200
President of Southwest Securities, FSB	2011	—	—	—	—	—

Daniel R. Leland	2013	$225,000	$204,000	$611,000	$10,000	$1,050,000
Executive Vice President	2012	225,000	50,000	1,605,432	9,800	1,890,232
	2011	225,000	—	1,617,313	9,800	1,852,113

Richard H. Litton	2013	$225,000	$120,000	$555,000	$10,000	$910,000
Executive Vice President	2012	225,000	50,000	1,744,455	9,800	2,029,255
	2011	225,000	—	1,643,375	9,800	1,878,175

(1)

Amounts shown consist of awards of restricted stock granted pursuant to the 2003 Restricted Stock Plan and 2012 Restricted Stock Plan. The awards granted in fiscal 2012 vest on February 2, 2016. The awards granted in fiscal 2013 vest ratably over a three year period. The amounts shown were not actually paid to the NEO. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the shares of restricted stock awarded to each of them in fiscal years 2012 and 2013. These values were determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Footnote 1(u), Stock-Based Compensation and Footnote 19, Employee Benefits-Restricted Stock Plan in our audited financial statements, which are included in our 2013 annual report accompanying this proxy statement. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

(2)

The cash awards granted in 2013 are paid in one lump sum. A portion of incentive cash awards made in fiscal years 2011 and 2012 are deferred and paid out over time. The following table shows payouts of incentive cash awards for each NEO earned in fiscal years 2011, 2012 and 2013:

		Cash Incentive Award in Fiscal Year
Name	Payout in Fiscal Year	2011	2012	2013	Total
James H. Ross	2013	$79,500	$60,000	$—	$139,500
	2014		$60,000	$—	$60,000
	2015		$60,000	$—	$60,000

				$—

Stacy M. Hodges	2013	$—	$—	$90,000	$90,000

				$90,000

Robert A. Chereck	2013	$—	$—	$160,000	$160,000

				$160,000

Daniel R. Leland	2013	$464,714	$226,086	$286,000	$976,800
	2014		$226,086	$—	$226,086
	2015		$226,087	$—	$226,087

				$286,000

Richard H. Litton	2013	$473,313	$253,891	$230,000	$957,204
	2014		$253,891	$—	$253,891
	2015		$253,891	$—	$253,891

				$230,000

The 2013 payout was paid in August 2013. The fiscal years 2013, 2014 and 2015 payouts of the cash incentive awards for Messrs. Ross, Leland and Litton do not earn interest and are payable only if the executive remains employed by the company at the one-, two- and three- year anniversaries of the Compensation Committee’s approval of such awards.

(3)	This amount represents employer matching contributions under our 401(k) plan. The amount of perquisites and personal benefits did not exceed $10,000 for any NEO during fiscal 2013.

Grants of Plan-Based Awards in Fiscal Year 2013

The following table summarizes all grants of plan-based awards made to our NEOs in fiscal 2013.

Fiscal Year 2013 Grants of Plan Based Awards

Name	Grant Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(3)(4)
James H. Ross	8/21/2013	—	44,964	$250,000

Stacy M. Hodges	8/21/2013	—	17,986	100,000
	—	$90,000	—	—

Robert A. Chereck	8/21/2013	—	2,518	14,000
	—	160,000	—	—

Daniel R. Leland	8/21/2013	—	36,691	204,000
	—	286,000	—	—

Richard H. Litton	8/21/2013	—	21,583	120,000
	—	230,000	—	—

(1)	Amounts were granted as part of the NEOs’ fiscal 2013 incentive compensation awards. The awards were granted upon approval by the Board on August 21, 2013.

(2)	The amounts shown represent cash incentive compensation earned in fiscal 2013. See footnote (2) to the Summary Compensation Table for information on the payout of these awards.

(3)	The amounts shown represent restricted stock granted under the 2012 Restricted Stock Plan. The shares vest ratably over a three year period.

(4)

The amounts shown do not reflect compensation actually received by the NEOs. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the restricted stock awarded. These values were determined in accordance with FASB ASC Topic 718. See the discussion in Footnote 1(u) Stock-Based Compensation and Footnote 19 Employee Benefits-Restricted Stock Plan in our audited financial statements, which are included in our 2013 annual report accompanying this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes all outstanding equity awards held by our NEOs as of June 30, 2013:

Outstanding Equity Awards At June 30, 2013

	Stock Awards
Name	Number of Shares of Stock that Have not Vested (#)(1)		Market Value of Shares of Stock that Have not Vested ($)(2)
James H. Ross	8,000	(3)	$43,600
	174,263	(4)	$949,733

Stacy M. Hodges	43,566	(4)	$237,435

Robert A. Chereck	—		—

Daniel R. Leland	6,702	(4)	$36,526

Richard H. Litton	6,702	(4)	$36,526

(1)	Issued pursuant to the 2003 Restricted Stock Plan.

(2)	Amount is based on the closing market price of our common stock on the NYSE on June 28, 2013, which was $5.45 per share.

(3)	One-half of the shares vested or vest on each of August 24, 2013 and 2014, as applicable.

(4)	All shares vest on February 2, 2016.

Stock Vested

The following table summarizes all shares vested for, our NEOs for the fiscal year ended June 30, 2013.

Stock Vested in Fiscal Year 2013

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(1)
James H. Ross	5,184	$29,964
Stacy M. Hodges	761	$4,399
Robert A. Chereck	—	$—
Daniel R. Leland	761	$4,399
Richard H. Litton	761	$4,399

(1)	The amount shown is based on the average of the high and low market price of the company’s common stock on the NYSE on the applicable vesting dates.

Change of Control, Severance Agreements

We do not currently have separate change of control or severance agreements with any NEO. However, certain of our compensation plans have provisions that are triggered by a change of control or termination of a NEO.

Under the Deferred Compensation Plan, upon termination of a NEO’s employment, the vested account balance of the deferred compensation will be paid as a termination benefit. Upon a defined change of control, the NEO may receive a change of control benefit equal to the NEO’s vested account balance or have the account balance remain subject to the terms and conditions of the plan, depending on the election of the NEO at the time the NEO began participating in the plan. The payment of this benefit will not result in additional compensation expense to the company.

Under the Deferred Compensation Plan, a change of control is generally defined as: (1) any consolidation, merger or share exchange of the company in which the company is not the continuing or surviving corporation; (2) any sale, lease, exchange or other transfer of all or substantially all of the assets of the company; (3) the stockholders of the company approve any plan or proposal for the liquidation or dissolution of the company; (4) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals who (A) at the date of the plan were directors or (B) become directors after the date of the plan and whose election or nomination for election by the company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of the plan or whose election or nomination for election was previously so approved; or (5) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of 20% of the voting power of the company’s outstanding voting securities.

Under the 2012 Restricted Stock Plan, termination of an employee’s service under the plan (including, but not limited to, voluntary resignation or termination with or without cause) before the restricted shares vest will result in non-vested shares being forfeited. However, in the event of a change of control, as defined by the plan, or the death of an NEO (if set forth in the applicable award agreement), all outstanding awards will automatically vest.

Under the 2012 Restricted Stock Plan, a change of control is generally defined as: (1) any consolidation, merger or share exchange of the company in which the company is not the continuing or surviving corporation; (2) any sale, lease, exchange or other transfer of all or substantially all of the assets of the company; (3) the stockholders of the company approve any plan or proposal for the liquidation or dissolution of the company; (4) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals who (A) were directors on November 15, 2012 or (B) become directors after such date and whose election or nomination for election by the company’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at such date or whose election or nomination for election was previously so approved; (5) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of an aggregate of 20% of the voting power of the company’s outstanding voting securities; or (6) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the company to a case under Chapter 7.

The table below represents the number of shares and the market value of those shares that would have vested had a change in control occurred as of June 30, 2013 using the closing market price of our common stock on the NYSE on June 28, 2013, or $5.45 per share:

Name	Number of Shares of Stock that Vest upon Change in Control (#)	Market Value of Shares of Stock that Vest upon Change in Control ($)
James R. Ross	182,263	$993,333
Stacy M. Hodges	43,566	$237,435
Robert A. Chereck	—	$—
Daniel R. Leland	6,702	$36,526
Richard H. Litton	6,702	$36,526

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Members of the Board who are non-employee directors receive an annual retainer of $35,000 paid on a quarterly basis and $1,000 for attendance at each committee meeting. The committee chairmen receive $2,000 per committee meeting. The non-employee directors are also eligible to participate in the 2012 Restricted Stock Plan. On November 21, 2012, each non-employee director received a grant of 7,321 shares of common stock with a value of $4.84 per share.

Director Compensation Table

The following table shows the overall compensation earned for fiscal 2013 with respect to each of our non-employee directors.

Director Compensation in Fiscal Year 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total Compensation ($)
Robert A. Buchholz	$35,000	$35,000	—		$70,000
Brodie L. Cobb	45,000	35,000	—		80,000
J. Taylor Crandall	40,000	35,000	—		75,000
Christie S. Flanagan	47,000	35,000	—		82,000
Gerald J. Ford	41,000	35,000	—		76,000
Larry A. Jobe	54,000	35,000	—		89,000
Tyree B. Miller	43,000	35,000	—		78,000
Dr. Mike Moses	35,000	35,000	214,522	(2)	284,522
Joel T. Williams III	54,000	35,000	—		89,000

(1)

Amounts shown do not reflect compensation actually received by the director. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the restricted stock awarded. These values were determined in accordance with FASB ASC Topic 718. See the discussion in Footnote 1(v) Stock-Based Compensation and Footnote 19 Employee Benefits-Restricted Stock Plan in our audited financial statements, which are included in our 2013 annual report accompanying this proxy statement.

(2)

This amount represents $140,550 for finder’s fees and related expenses pursuant to the company’s referral fee program and $73,972 for office space and administrative services provided to Dr. Moses within the company’s home office location. Dr. Moses is paid a finder’s fee of 15% of the income the company earns for initiating contact between municipal officials and municipal securities representatives of Southwest Securities which result in municipal securities engagements. He does not communicate, directly or indirectly, with public investors, structure offerings or negotiate terms.

Outstanding Equity Awards at Fiscal Year-End

As of June 30, 2013, the directors had the following unvested restricted shares outstanding:

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)
Robert A. Buchholz	7,231	$39,409
Brodie L. Cobb	7,231	39,409
J. Taylor Crandall	7,231	39,409
Christie S. Flanagan	7,231	39,409
Gerald J. Ford	7,231	39,409
Larry A. Jobe	7,231	39,409
Tyree B. Miller	7,231	39,409
Dr. Mike Moses	7,231	39,409
Joel T. Williams III	7,231	39,409

(1)	The shares vest on November 21, 2013.

(2)	Amount is based on the closing price of our common stock on the NYSE on June 28, 2013, or $5.45 per share.

AUDIT COMMITTEE REPORT

Audit Committee Report

Our Audit Committee is responsible for providing independent, objective oversight of the company’s accounting functions and internal controls.

Management is responsible for the company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) in the United States and issuing a report thereon.

Review of 2013 Financial Statements

The Audit Committee met with management and the independent accountants to review and discuss the audited consolidated financial statements for the year ended June 30, 2013.

The Audit Committee reviewed and discussed with management, the internal auditors and the independent accountants, Grant Thornton LLP, the reports required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended, namely management’s annual report on the company’s internal control over financial reporting and the independent accountants’ attestation report. Management concluded, and the independent accountants agreed, that no material weakness existed in the company’s internal control over financial reporting at June 30, 2013.

The Audit Committee also discussed with the independent accountants the matters required by the PCAOB’s Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended by Statement of Auditing Standards No. 89, “Audit Adjustments,” and No. 90, “Audit Committee Communications.” The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” and discussed with the independent accountants their firm’s independence.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended, and the Board approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2013, filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD

Larry A. Jobe, Chairman

Christie S. Flanagan

Tyree B. Miller

Joel T. Williams III

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Grant Thornton LLP, our independent registered public accounting firm, are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services performed by Grant Thornton LLP for the audit of our annual consolidated financial statements for the fiscal years ended June 30, 2013 and June 29, 2012 and fees billed for other services rendered by Grant Thornton LLP during those periods.

	Fiscal Year Ended
	June 30, 2013	June 29, 2012
Audit Fees(1)	$1,181,328	$1,076,558
Audit-Related Fees(2)	176,791	283,994
Tax Fees(3)	52,571	77,267
All Other Fees(4)	147,000	104,603

(1)

Includes annual audit of consolidated financial statements, review of consolidated financial statements included in our Quarterly Reports on Form 10-Q, annual regulatory audits for our broker/dealer and banking subsidiaries, and Sarbanes-Oxley Section 404 internal control testing.

(2)	Includes fees for the audit of our 401(k) plan and Statement on Standards for Attestation Engagements (“SSAE”) No. 16, Reporting on Controls at a Service Organization procedures.

(3)	Includes fees for tax compliance, tax planning and tax advice.

(4)	Includes fees for computational expertise for the refunding transactions originated by our Public Finance department in fiscal years 2013 and 2012.

Pre-Approval of Independent Accountants Services

Pursuant to the Audit Committee’s charter, the Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the company by its independent accountants, subject to a de minimis exception for non-audit services, which are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee may delegate authority to grant pre-approvals of audit and permitted non-audit services to a subcommittee, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

All services provided by and all fees paid to Grant Thornton LLP in fiscal 2013 and 2012 were approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policy. None of the services provided in fiscal 2013 or 2012 were approved pursuant to the de minimis exception.

Consideration of Non-Audit Services Provided by the Independent Accountants

The Audit Committee has considered whether the non-audit services provided by Grant Thornton LLP are compatible with maintaining the accountants’ independence.

STOCKHOLDER PROPOSALS

If you would like to submit a proposal for inclusion in the proxy materials to be distributed in connection with our 2014 annual meeting, such proposal must be received by the company no later than June 5, 2014. To be eligible for inclusion in our 2014 proxy materials, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act. If you intend to submit a proposal from the floor during the 2014 annual meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, you must provide us with written notice no earlier than July 17, 2014 and no later than August 16, 2014. If you fail to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2014 annual meeting.

OTHER MATTERS

At the date of this proxy statement, we know of no other matters, other than those described above, that will be presented for consideration at the annual meeting. If any other business should come before the meeting, it is intended that the proxy holders will vote all proxies using their best judgment in the interest of SWS Group, Inc. and our stockholders.

You may obtain a copy of our 2013 Annual Report on Form 10-K, including financial statements and schedules required to be filed with the SEC, without charge, by submitting a written request to:

Ben Brooks, Corporate Communications

SWS Group, Inc.

1201 Elm Street, Suite 3500

Dallas, Texas 75270

214-859-1800

If you would like to receive a copy of the Annual Report on Form 10-K prior to the annual meeting, we should receive your request no later than five business days prior to the annual meeting. Our Annual Report on Form 10-K is also available, free of charge, on the SEC’s website at www.sec.gov.

You are urged to promptly vote your proxy by Internet or by telephone or mail if you receive a paper copy of the proxy materials to make certain your shares will be represented at the annual meeting.

By Order of the Board of Directors,

Allen R. Tubb

Executive Vice President, General Counsel and

Secretary

October 3, 2013

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees		☐	☐	☐
01	Robert A. Buchholz 02 Brodie L. Cobb 03 J. Taylor Crandall 04 Christie S. Flanagan 05 Gerald J. Ford
06	Larry A. Jobe 07 Tyree B. Miller 08 Dr. Mike Moses 09 James H. Ross 10 Joel T. Williams III
The Board of Directors recommends you vote FOR proposals 2 and 3.							For Against Abstain
2	Advisory approval of the company’s executive compensation.						☐ ☐ ☐
3	The ratification of the selection of Grant Thornton LLP as the company’s independent auditor for the fiscal year ending June 30, 2014.						☐ ☐ ☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No		Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

				JOB #			SHARES CUSIP #
SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

SWS GROUP INC. Annual Meeting of Stockholders November 14, 2013 9:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Joel T. Williams III and James H. Ross, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SWS GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 09:00 AM, CST on November 14, 2013, at the Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side